Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES ADDITION TO BOARD OF DIRECTORS

VERO BEACH, Fla. (January 16, 2024) – Bimini Capital Management, Inc. (OTCQB:BMNM) ("Bimini” or the "Company"), today announced that G. Hunter Haas, IV, the Company’s Chief Investment Officer and Chief Financial Officer, was appointed to the Company’s board of directors at a meeting of the Company’s board on January 11, 2024.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is an asset manager that invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).

Through our wholly-owned subsidiary, Bimini Advisors Holdings, LLC ("Bimini Advisors"), we serve as the external manager of Orchid Island Capital, Inc. ("Orchid"). Orchid is a publicly-traded real estate investment trust (NYSE: ORC).  Orchid is managed to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. As Orchid’s external manager, Bimini Advisors receives management fees and expense reimbursements for managing Orchid's investment portfolio and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel. Bimini Advisors is at all times subject to the supervision and oversight of Orchid's board of directors and has only such functions and authority as are delegated to it.

We also manage the portfolio of our wholly-owned subsidiary, Royal Palm Capital, LLC (“Royal Palm”). Royal Palm is managed with an investment strategy similar to that of Orchid.  Bimini Capital Management, Inc. and its subsidiaries are headquartered in Vero Beach, Florida.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com